   As filed with the Securities and Exchange Commission on February 13, 1996
                    Registration No. 33-__________________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                              MYCOGEN CORPORATION
       -----------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

           California                                     95-3802654
--------------------------------                   ----------------------
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                      Identification No.)


5501 Oberlin Drive,  San Diego, California                  92121
------------------------------------------               -----------
 (Address of principal executive offices)                 (Zip Code)


                       1995 EMPLOYEE STOCK PURCHASE PLAN
                    --------------------------------------
                           (Full title of the plan)


                                CARLTON J. EIBL
               President, Chief Operating Officer and Secretary
               5501 Oberlin Drive,  San Diego, California  92121
             ----------------------------------------------------
                    (Name and address of agent for service)


                                 619-453-8030
                                 ------------
         (Telephone number, including area code, of agent for service)

                     ------------------------------------

         This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission,
          and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

                     ------------------------------------

                        CALCULATION OF REGISTRATION FEE

Title of securities     Amount to be         Proposed maximum            Proposed maximum           Amount of
to be registered         registered      offering price per share    aggregate offering price    registration fee
-----------------------------------------------------------------------------------------------------------------
Common Stock,            250,000 (1)            $16.00 (2)                $4,000,000 (2)             $1,379.31
$.001 par value

------------
(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1995 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Calculated solely for purposes of this offering under rule 457 (h) of the Securities Act of 1933, as amended, on the basis of the last sale reported per share of Common Stock of Mycogen Corporation on February 7, 1996, as reported on the NASDAQ National Market System.

Item 3.  Incorporation Of Certain Documents By Reference.
         ------------------------------------------------

     Mycogen Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

     (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1995, filed by the Registrant on November 3, 1995;

     (b) (1) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended November 30, 1995, filed by the Registrant on January 16, 1996;

           (2) The Registrant's report on Form 8-K, filed with the Commission on November 27, 1995;

     (c) The Registrant's Registration Statement No. 0-15881 on Form 8-A filed with the Commission on May 7, 1992, in which there is described the terms, rights and provisions applicable to the Registrant's Common Stock.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filling of such documents.


Item 4.  Description of Securities.
         --------------------------

     Not applicable.


Item 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

     Registrant's President has delivered to Registrant a legal opinion as to the validity of the issuance of Common Stock under this Registration Statement.


Item 6.  Indemnification of Directors and Officers.
         ------------------------------------------

     The California General Corporation Law provides that directors will not be liable to the Registrant for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances, including such conduct during a merger or tender offer. Such limitation does not affect liability for any breach of a director's duty to the Registrant or its shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit; (ii) with respect to any acts or omissions involving an absence of good faith, which he or she believes to be contrary to the best interests of the Company or its shareholders, which involve intentional misconduct or a knowing and culpable violation of law, which constitute an unexcused pattern of inattention that amounts to an abdication of his or her duty to the Registrant or its shareholders, or which show a reckless disregard for his or her duty to the Registrant or its shareholders in circumstances in which he or she was, or should have been, aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Registrant or its shareholders; or (iii) based on transactions between the Registrant and its directors or another corporation with interrelated directors, or on improper distributions, loans or guarantees under applicable sections of the California Corporations Code. In addition, such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, although in certain circumstances equitable relief may not be available as a practical matter. Such limitation may relieve the directors of monetary liability to the Registrant for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Registrant. No claim or litigation is currently pending against the Registrant's directors that would be affected by such limitation of liability.

     Article X of the Articles of Incorporation of the Registrant and Article V of the Registrant's Bylaws provide for indemnification of its directors, officers and other agents to the maximum extent permitted by the California Corporations Code. The Registrant maintains insurance for the benefit of its current directors and officers that insures such persons against certain liabilities, including liabilities under the securities laws. The Registrant has entered into an indemnification agreement with each of its current directors and executive officers whereby the Registrant will reimburse its current directors and such officers against certain liabilities, including liabilities arising under the securities laws.

Item 7.  Exception from Registration Claimed.
         ------------------------------------

     Not applicable.

Item 8.  Exhibits.
         ---------

Exhibit
Number         Exhibit
------         -------

  5            Opinion and Consent of Carlton J. Eibl, Esq.

 10.1          1995 Employee Stock Purchase Plan

 10.2          Employee Stock Purchase Plan Summary and Prospectus

 23            Consent of Ernst & Young LLP, Independent Auditors

 24            Power of Attorney

Item 9.  Undertakings.
         -------------

     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall
                        --------
not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement;
(2) that for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the 1995 Employee Stock Purchase Plan.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions incorporated by reference in Item 6, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 9th day of February, 1996.

                                    MYCOGEN CORPORATION

Date:  February 9, 1996             By  /s/ Jerry Caulder
       --------------------             -------------------------------
                                        Jerry Caulder, Chairman and
                                        Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

    /s/ Jerry Caulder      Chairman, Chief Executive
-------------------------  Officer and Director (Principal      February 9, 1996
     (Jerry Caulder)       Executive Officer)


  /s/ James A. Baumker
-------------------------  Director                             February 9, 1996
   (Thomas J. Cable*)


  /s/ James A. Baumker
-------------------------  Director                             February 9, 1996
   (George R. Hill*)


  /s/ James A. Baumker
-------------------------  Director                             February 9, 1996
  (Kenneth H. Hopping)


  /s/ James A. Baumker
-------------------------  Director                             February 9, 1996
   (David H. Rammler*)


  /s/ James A. Baumker
-------------------------  Director                             February 9, 1996
  (A. John Speziale*)


  /s/ James A. Baumker     Vice President and Chief
-------------------------  Financial Officer (Principal         February 9, 1996
   (James A. Baumker)      Financial and Accounting Officer)

*  By James A. Baumker under power of attorney.

                                 EXHIBIT INDEX

Exhibit
Number         Exhibit
------         -------

  5            Opinion and Consent of Carlton J. Eibl, Esq.

 10.1          1995 Employee Stock Purchase Plan

 10.2          Employee Stock Purchase Plan Summary and Prospectus

 23            Consent of Ernst & Young LLP, Independent Auditors

 24            Power of Attorney